FOR IMMEDIATE RELEASE

                   CYBEROPTICS ADOPTS SHAREHOLDER RIGHTS PLAN

DECEMBER 8, 1998--MINNEAPOLIS, MN--CyberOptics Corporation (Nasdaq NMS: CYBE) announced today that its Board of Directors has adopted a Shareholder Rights Plan that gives each shareholder rights to purchase shares of a newly authorized series of preferred stock if a tender offer for the Company is announced or an acquiror purchases at least 15% of the common stock.

Steven K. Case, CyberOptics' chairman, said: "This shareholder rights plan was adopted to discourage a hostile takeover and not in response to any acquisition or merger proposal. By encouraging a prospective buyer to negotiate with our board of directors before launching a hostile takeover, we believe we can best ensure that all shareholders receive equal treatment and a fair price in any business combination."

The rights issued under the plan will become exercisable by shareholders, other than a potential acquiror, only following the purchase by the acquiror, without prior approval by the Board of Directors, of 15% or more of the Company's common stock or the announcement of a tender offer for 15% or more of the common stock. Under terms of the plan, shareholders other than the acquiror would be able to exercise the rights issued under the plan to purchase shares of common stock at a 50% discount from the market price. As a result, the Company's rights plan would have the effect of rendering a hostile takeover prohibitively expensive for the potential acquiror.

The new purchase rights will be distributed as a non-taxable dividend at the rate of one right for each share of common stock held as of the close of business on December 17, 1998. The rights will trade with the common stock and no rights certificates will be issued unless the rights become exercisable. The Company's Board of Directors will be entitled to redeem the rights at $.01 per right at any time prior to an acquiror purchasing 15% or more of the Company's common stock. The rights will expire on December 7, 2008.

CyberOptics Corporation is a worldwide leader in the field of three-dimensional, non-contact optical process management for the surface mount technology (SMT) electronics and industrial measurement markets. The Company's sensors and fully integrated systems strengthen the yields, operating efficiencies and quality control of manufacturing that involves miniaturized, high-precision, wet or fragile components as well as high-speed processes.

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For additional information, contact:
Scott Larson
Controller
612/542-5000